Exhibit 2.1

Clifford Chance PARTNERSCHAFT MIT BESCHRÄNKTER BERUFSHAFTUNG

Pegasus Digital Mobility Acquisition Corp.,

GEBR. SCHMID GMBH,

PEGASUS TOPCO B.V.,

AND

PEGASUS MERGERSUB CORP.

SECOND AMENDMENT TO BUSINESS
COMBINATION AGREEMENT

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this "Amendment"), dated as of January 29, 2024 (the "Effective Date"), is by and among (i) Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company ("Pegasus"), (ii) Gebr. Schmid GmbH, a German limited liability company (the "Company"), (iii) Pegasus TopCo B.V., a Dutch private limited liability company ("TopCo") and (iv) Pegasus MergerSub Corp., a Cayman Islands exempted company ("Merger Sub") (collectively, the "Parties" and each, a "Party"). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Business Combination Agreement, dated as of May 31, 2023 as amended by the first amendment to the Business Combination Agreement dated September 26, 2023 (together, the "Business Combination Agreement").

WHEREAS, the Parties desire to amend certain provisions and references within the Business Combination Agreement (pursuant to and in accordance with Clause 12.10 of the Business Combination Agreement), on the terms and subject to the conditions set forth in this Amendment.

WHEREAS, the Parties desire to agree to extend the relevant termination long-stop date provisions from December 31, 2023 to April 30, 2024, subject to an approval of the Registration Statement/Proxy Statement on Form F-4 by the Securities and Exchange Commission ("SEC") by March 31, 2024.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1.	Amendments to the Business Combination Agreement. Effective as of the Effective Date:

(a)	The definition of "Equity Value of the Company" in Clause 1.1 is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

""Equity Value of the Company" means the price per share of Pegasus Class A Shares five trading days prior to the Closing multiplied by 28,725,000 (the number of TopCo Ordinary Shares to be received by the Company Shareholders at Closing)."

(b)	The definition of "Exchange Consideration" in Clause 1.1 is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

""Exchange Consideration" means 28,725,000 TopCo Ordinary Shares."

(c)	The definition of "Exchange Ratio" in Clause 1.1 is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

""Exchange Ratio" means (a) the Equity Value Per Share, divided by (b) the price per share of Pegasus Class A Shares five trading days prior to the Closing."

(d)	Clause 10.1 (e) is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

"(i) the aggregate amount of cash held in the Trust Account (after giving effect to redemptions after the final redemption option before Closing Date) and received from PIPE investors or other investors in connection with the consummation of the Business Combination for investments in TopCo shares, shall be no less than an amount equal to $ 35,000,000 (i.e. cash received from entering into convertible loans or other loans or debt instruments shall not count towards the aggregate amount of cash) and additionally (ii) an aggregate amount of cash equal to at least $ 10,000,000 is raised in connection with the consummation of the Business Combination through investments in TopCo shares (from the Trust Account or otherwise) and/or debt instruments with standard market terms and a maturity of at least three years, which shall include, inter alia, a potential (partial) deferral by three years of cost reimbursement payments owed by TopCo or Pegasus and otherwise due at Closing (for the avoidance of doubt, both the waiver from Pegasus and the Company are required to waive these conditions (i) and (ii));"

(e)	The first paragraph of Clause 11.1 is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

"This Agreement will be terminated and the transactions contemplated by this Agreement will be abandoned without further notice, if the Registration Statement/Proxy Statement on Form F-4 has not been approved by the SEC by midnight (Eastern Standard Time) on March 31, 2024 or the Closing has not occurred by midnight (Eastern Standard Time) on April 30, 2024 (the "Termination Date"). Prior to the Termination Date and the Closing, this Agreement may be terminated in accordance with the other conditions in this Agreement and the transactions contemplated by this Agreement may be abandoned as follows:"

(f)	Clause 11.1 (d) is hereby deleted in its entirety and replaced with [Reserved.].

(g)	Clause 11.3 is hereby amended and restated in its entirety as follows (specific amended language is included in underlined and bolded text below solely for presentation purposes):

"In the event of a termination of this Agreement prior to the Termination Date by the Company not in accordance with the rights for termination by the Company as set out in Clause 11.1, the Company shall be required to reimburse Pegasus (i) an amount of USD 7,000,000 plus any funds paid into the Pegasus Trust Account on or about April 26, 2023 to effect the second three-month extension if the termination by the Company is notified to Pegasus on or after April 23, 2023, and (ii) in addition to the sum payable according to (i) an additional amount of EUR 600,000 per each full month lapsed after July 23, 2023, i.e. a total amount of up to USD 10,000,000 (plus any funds paid into the Pegasus Trust Account on or about April 26, 2023), if the termination by the Company is notified to Pegasus on or after July 23, 2023 until April 30, 2024. Such reimbursement shall allow Pegasus to repay its incurred indebtedness including any promissory notes outstanding with the Sponsor at the time of the termination. In such case, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Clause 7.2 (Trust Account Waiver), Clause 9.6 (Confidentiality; Access to Information; Publicity), this Clause 11.3 (Termination Fee in case of a Termination by the Company outside of the termination provisions set out in Clause 11.1), Clause 12 (Miscellaneous) and Clause 1.1 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to this Clause 11.3 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud with respect to the representations and warranties in Clause 4, Clause 5 and Clause 6."

2.

Termination of this Amendment. Pegasus, in its sole discretion, may terminate this Amendment by written notice to the Company, with the effect that together with this Amendment also the Agreement will terminate with immediate effect without any penalty, cost or Liability in case (i) the amended fairness opinion to be provided to Pegasus does not, in the view of the Pegasus Board (in its sole discretion), support the decision by the Pegasus Board to enter into the modified terms set out in this Amendment, in particular the revised Equity Value of the Company and number of TopCo Ordinary Shares to be issued to the Company Shareholders, and/or (ii) in case the ongoing financial due diligence by Pegasus and Pegasus' advisors, in the view of Pegasus Board (in its sole discretion), does not support the financial projections for the fiscal years 2023 and 2024 of the Company provided by the Company to Pegasus.

3.

Miscellaneous. The terms, conditions and provisions of the Business Combination Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Business Combination Agreement, nor constitute a waiver or amendment of any provision of the Business Combination Agreement.

The Parties further agree that should the risk of a material adverse tax consequence develop or become known as a result of the currently envisioned transaction structure to one or more of the Parties, they will in good faith negotiate any further amendments to the Business Combination Agreement that may be needed in order to mitigate such consequence.

This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Business Combination Agreement, as though the other provisions of this Amendment were set forth in the Business Combination Agreement. For the avoidance of doubt, any proceeding or Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court therefrom) and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Amendment or the transactions contemplated hereby in any other court.

This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date hereof.

PEGASUS DIGITAL MOBILITY ACQUISITION CORP.

By:	/s/ F. Jeremey Mistry

Name:

Title:

[Signature Page of the Business Combination Agreement – Second Amendment]

GEBR. SCHMID GMBH

By:	/s/ Christian Schmid

Name:

Title:

By:	/s/ Anette Schmid

Name:

Title:

[Signature Page of the Business Combination Agreement – Second Amendment]

PEGASUS MERGERSUB CORP.

By:	/s/ Stefan Berger

Name:

Title:

PEGASUS TOPCO B.V.

By:	/s/ Stefan Berger

Name:

Title:

[Signature Page of the Business Combination Agreement – Second Amendment]